                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                 (Amendment No.)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant (Sec)240.14a-11(c) (Sec)240.14a-12


                          Astoria Financial Corporation
                         ------------------------------
                (Name of Registrant as Specified In Its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
         1) Title of each class of securities to which transaction applies:
         2)       Aggregate number of securities to which transaction applies:
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         4)       Proposed maximum aggregate value of transaction:
         5)       Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         1)       Amount Previously Paid:
         2)       Form, Schedule or Registration Statement No.:
         3)       Filing Party:
         4)       Date Filed:

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           To Be Held on May 17, 2000

     The Annual Meeting of Shareholders of Astoria Financial Corporation will be held on Wednesday, May 17, 2000, at 9:30 a.m., Eastern time, at the New Hyde Park Inn, 214 Jericho Turnpike, New Hyde Park, New York 11040. The meeting will be held to consider and act upon the following matters:

     1.   The election of five directors for terms of three years each;

     2.   The ratification of the appointment of independent auditors; and

     3. Such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     Holders of record of Astoria Financial Corporation common stock, as of the close of business on March 24, 2000, are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A list of shareholders entitled to vote at the Annual Meeting will be available at the meeting, and at Astoria Financial Corporation, One Astoria Federal Plaza, Lake Success, New York 11042 and at Astoria Federal Savings and Loan Association, Mortgage Center, 2000 Marcus Avenue, New Hyde Park, New York 11042 for a period of ten days prior to the meeting.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE AS SOON AS POSSIBLE.

                                   By Order of the Board of Directors,

                                   /s/ William K. Sheerin

                                   William K. Sheerin
                                   Executive Vice President & Secretary
Dated: April 10, 2000

                         ASTORIA FINANCIAL CORPORATION
                           One Astoria Federal Plaza
                       Lake Success, New York 11042-1085

                         -----------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                  May 17, 2000

                         -----------------------------

General Information

     This Proxy Statement and the accompanying proxy card are being furnished to holders of Astoria Financial Corporation, or AFC, common stock in connection with the solicitation of proxies by the Board of Directors of AFC, or the Board, for use at the AFC Annual Meeting of Shareholders to be held on May 17, 2000, and at any adjournment or postponement thereof, or the Annual Meeting. The Annual Meeting will be held at 9:30 a.m., Eastern time, at the New Hyde Park Inn, 214 Jericho Turnpike, New Hyde Park, New York 11040. Only holders of record of AFC's issued and outstanding common stock, par value $0.01 per share, or AFC Common Stock, as of the close of business on March 24, 2000, or the Record Date, are entitled to vote at the Annual Meeting. The 1999 Annual Report on Form 10-K, which includes the consolidated financial statements of AFC for the fiscal year ended December 31, 1999, accompanies this Proxy Statement and the proxy card which are first being mailed or given to shareholders of record on or about April 10, 2000.

Voting and Quorum Requirements

     As of the Record Date, there were 51,354,749 shares of AFC Common Stock issued and outstanding and entitled to vote at the Annual Meeting. Each share of AFC Common Stock outstanding on the Record Date entitles the holder thereof to one vote on each matter to properly come before the Annual Meeting, except as described below. The presence, either in person or by proxy, of the holders of a majority of all of the shares of AFC Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

     The election of directors shall be by a plurality of votes cast by the holders of AFC Common Stock present, in person or by proxy, and entitled to vote thereon. Holders of AFC Common Stock may not vote their shares cumulatively with respect to the election of directors. The ratification of the appointment of independent auditors and any other matters as may properly come before the Annual Meeting each requires the affirmative vote of a majority of the votes cast by the holders of AFC Common Stock present, in person or by proxy, and entitled to vote thereon.

     Shares of AFC Common Stock as to which the "ABSTAIN" box has been selected on the proxy card, with respect to the ratification of the appointment of KPMG LLP as independent auditors for AFC, will be counted as present and entitled to vote and will have the effect of a vote against the proposal so indicated. In contrast, shares of AFC Common Stock underlying broker non-votes will not be counted as present and entitled to vote and will have no effect on the vote on each matter presented.

     Every properly executed proxy card that is received timely by AFC will be voted in accordance with the instructions contained therein unless otherwise revoked. Properly executed unmarked proxies will be voted FOR the election of the Board's nominees as directors and FOR the ratification of the appointment of independent auditors. If you are a shareholder whose shares are not registered in your own name, you will need an assignment of voting rights from the shareholder of record to vote personally at the Annual Meeting.

     Pursuant to the Certificate of Incorporation of AFC, no record shareholder of AFC Common Stock which is beneficially owned, directly or indirectly, by a shareholder who as of the Record Date beneficially owns more than ten percent (10%) of AFC Common Stock outstanding on such date will be entitled or permitted to vote any shares of AFC Common Stock in excess of ten percent (10%) of AFC Common Stock outstanding as of the Record Date. For purposes of this limitation, neither the Astoria Federal Savings and Loan Association, or the Association, Employee Stock Ownership Plan, or the ESOP, The Long Island Savings Bank, FSB, or LISB, Employee Stock Ownership Plan, or the LISB ESOP, nor the trustees of such plans are considered the beneficial owner of the AFC Common Stock held by the ESOP or the LISB ESOP.

Revocation of Proxies

     Any shareholder who executes a proxy has the right to revoke it at any time before it is voted. A proxy may be revoked by delivering to the Secretary of AFC, at its principal office, either a written revocation or a proxy, duly executed, bearing a later date, or by attending the Annual Meeting and voting in person.

Security Ownership of Certain Beneficial Owners

     The following table sets forth certain information, as of the Record Date, with respect to the beneficial ownership of AFC Common Stock by each person or group of persons, as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, known to AFC to be the beneficial owner of more than 5% of AFC voting stock. For purposes of the Annual Meeting, the AFC Common Stock is the only AFC voting stock outstanding.

   Name & Address                         Amount and Nature of   Percent of
 of Beneficial Owner                      Beneficial Ownership     Class
 -------------------                      --------------------   ----------
J. P. Morgan & Co., Inc.                      5,082,701 (1)         9.9
60 Wall Street
New York, New York 10260

State Street Bank and Trust                   2,750,632 (2)         5.4
Company, Trustee
225 Franklin Street
Boston, Massachusetts 02110

----------------------------


(1) According to a filing on Schedule 13G (Amendment No. 2) filed as of February 2, 2000, J. P. Morgan & Co., Inc., or J.P. Morgan, holds in the aggregate 3,738,733 shares of AFC Common Stock as to which J. P. Morgan has sole voting power and 5,082,301 shares of AFC Common Stock as to which J.
     P. Morgan has sole dispositive power.
(2) According to a filing on Schedule 13G filed as of February 7, 2000, State Street holds in the aggregate 2,746,487 shares of AFC Common Stock as to which State Street has sole voting power, 347,738 shares of AFC Common Stock as to which State Street has sole dispositive power and 2,402,894 shares of AFC Common Stock as to which State Street has shared dispositive power. State Street Bank and Trust Company, or State Street, is the trustee of the ESOP, which is administered by the ESOP Committee consisting of four
     (4) officers of the Association, one of whom is an executive officer of AFC. As of December 31, 1999, State Street held 2,401,294 shares of AFC Common Stock for the benefit of the participants of the ESOP. Under the terms of the ESOP, the Trustee votes the shares held by the ESOP Trust based upon directions received from the participants as "named fiduciaries" in the ESOP. As of December 31, 1999, approximately 1,132,132 shares of AFC Common Stock were allocated to participants in the ESOP. For voting purposes, each participant as a "named fiduciary" will be eligible to direct the Trustee how to vote at the Annual Meeting as to the number of shares of AFC Common Stock which have been allocated to his or her account under the ESOP. The remaining unallocated shares and any allocated shares with respect to which no voting instructions have been received, will be voted by the Trustee at the Annual Meeting in the same manner and proportion as the allocated shares, with respect to which voting instructions have been received, so long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended, or ERISA. Due to the requirements of ERISA, the Trustee is deemed to have shared voting power as to all shares held in the ESOP Trust.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

     The Board consists of fourteen (14) directors divided into three classes: two of five directors each and one of four directors. Upon election by the shareholders, the directors of each class serve for a term of three years, with the directors of one class elected each year.

     In all cases, directors serve until their respective successors are duly elected and qualified. Pursuant to the Bylaws of AFC, no person is eligible for election or appointment as a director who is seventy-five (75) years of age or older, and no person shall continue to serve as a director after the regular Board meeting immediately preceding such director's seventy-fifth (75th) birthday. Mr. William J. Fendt, a director of AFC, will reach mandatory retirement age following the regular board meeting held in April 2000. Effective upon his retirement following the April Board meeting, the Board has reduced its number to thirteen (13).

     The directors whose terms expire at the Annual Meeting are Andrew M. Burger, Denis J. Connors, Thomas J. Donahue, Gerard C. Keegan and Donald D. Wenk. Each of these directors (singularly the "Board Nominee" and collectively the "Board Nominees") has been nominated by the Board to stand for reelection, and, if elected, to serve for a term expiring at the annual meeting of shareholders of AFC to be held in 2003. Each Board Nominee has consented to being named in this Proxy Statement and to serve if elected.

     If any Board Nominee should refuse or be unable to serve, the proxies will be voted for such person as shall be designated by the Board to replace such nominee. The Board presently has no knowledge that any of the Board Nominees will refuse or be unable to serve.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE BOARD NOMINEES FOR
                                         ---------------------------
ELECTION AS DIRECTORS OF AFC FOR TERMS OF THREE YEARS EACH.

Board Nominees, Directors and Executive Officers

     The following table sets forth certain information regarding the Board Nominees for election and members of the Board.

        Name                         Age (1)   Positions Held with AFC (2)                          Director Since      Term Expires
        ----                         -------   ---------------------------                          --------------      ------------
George L. Engelke, Jr.                61       Director, Chairman of the Board, President,               1993               2002
                                                  Chief Executive Officer
John J. Conefry, Jr.                  55       Director and Vice Chairman                                1998               2001
Gerard C. Keegan                      53       Director, Vice Chairman and Chief                         1997               2000
                                                  Administrative Officer and Nominee
Andrew M. Burger                      65       Director and Nominee                                      1993               2000
Denis J. Connors                      58       Director and Nominee                                      1993               2000
Robert J. Conway                      64       Director                                                  1998               2002
Thomas J. Donahue                     59       Director and Nominee                                      1993               2000
William J. Fendt                      74       Director                                                  1993            2001 (3)
Peter C. Haeffner, Jr.                61       Director                                                  1997               2002
Ralph F. Palleschi                    53       Director                                                  1996               2002
Lawrence W. Peters                    70       Director                                                  1998               2001
Thomas V. Powderly                    62       Director                                                  1995               2001
Leo J. Waters                         65       Director                                                  1998               2002
Donald D. Wenk                        69       Director and Nominee                                      1998               2000

-----------------------------

(1)    As of the Record Date.

(2)    All directors of AFC also serve as directors of the Association.

(3) Mr. Fendt will reach mandatory retirement age following the regular board meeting held in April 2000. Effective upon his retirement, the Board has reduced its number to thirteen (13).

       The following table sets forth certain information regarding the non-director executive officers of AFC.

         Name                  Age (1)     Positions Held With AFC
         ----                  -------     -----------------------
Thomas W. Drennan                 55       Executive Vice President
Alan P. Eggleston                 46       Executive Vice President, Assistant Secretary & General Counsel
Arnold K. Greenberg               59       Executive Vice President & Assistant Secretary
Monte N. Redman                   49       Executive Vice President & Chief Financial Officer
William K. Sheerin                64       Executive Vice President & Secretary

(1)    As of the Record Date.

       All executive officers of AFC are elected annually and serve until their respective successors have been chosen, subject to their removal as officers at any time by the affirmative vote of a majority of the authorized number of directors then constituting the Board. See "Executive Compensation - Employment Agreements."

       Biographical Information

       The following is a brief description of the business experience of the directors, Board Nominees and executive officers for at least the past five years and their respective directorships, if any, with other public companies that are subject to the reporting requirements of the Exchange Act.

            Directors and Board Nominees

       George L. Engelke, Jr. has been President, Chief Executive Officer and a director of AFC since its formation in 1993. He has served as Chairman of the Board and Chairman of the Board of Directors of the Association since April 1997. A certified public accountant, he joined the Association in 1971 as Vice President and Treasurer. He was named Executive Vice President and Treasurer in 1974, Chief Operating Officer in 1986 and President and Chief Executive Officer in 1989. He has served as a director of the Association since 1983. Mr. Engelke serves as a director of the Community Preservation Corporation and the Advisory Board of Neighborhood Housing Services of New York City, Inc. He is a director of the Federal Home Loan Bank of New York and a member of the Thrift Institutions Advisory Panel to the Federal Reserve Bank of New York. He is a member of the Board of Trustees of Long Island University. He is a past Chairman and currently a director of the Community Bankers Association of New York State and a member of the Government Affairs Steering Committee, the Government Affairs Council and a former director of America's Community Bankers. Mr. Engelke previously served as a member of the Financial Accounting Standards Advisory Council.

       John J. Conefry, Jr. has served as Vice Chairman and a director of AFC since September 30, 1998 when he joined AFC following the acquisition of Long Island Bancorp, Inc., or LIB, and the merger of LIB with and into AFC and the merger of LIB's wholly owned subsidiary, LISB, with and into the Association, referred to as the LIB Acquisition. Prior to joining AFC, Mr. Conefry served as Chief Executive Officer of LISB from 1993 and of LIB from 1994 through the consummation of the LIB Acquisition. He was named President of LIB and LISB in 1996. Mr. Conefry served as a director of LISB from 1980 and of LIB from 1993. He was named Vice Chairman of LISB in 1993. He served as Chairman of the Board of Directors of LIB and of LISB from 1994. Prior to joining LISB in 1993, Mr. Conefry was employed by Merrill Lynch, Pierce, Fenner & Smith, Inc., where he served as a Senior Vice President from 1981 to 1993. Prior to that, he was a partner in the public accounting firm of Deloitte Haskins & Sells, the predecessor of Deloitte & Touche LLP. Mr. Conefry also serves on a number of boards of not-for-profit organizations. He serves as Chairman of the Board of Trustees of Hofstra University.

     Gerard C. Keegan has been Vice Chairman, Chief Administrative Officer and a director of AFC and the Association since September 30, 1997, when he joined AFC following the acquisition of The Greater New York Savings Bank, or The Greater, and its merger with and into the Association, referred to as The Greater Acquisition. Prior to joining AFC, Mr. Keegan served from 1991 to 1997 as Chairman, President and Chief Executive Officer of The Greater. From 1988 to 1991, he served as President and Chief Operating Officer of The Greater. He served as a director of The Greater from 1988 to 1997. He is a member of the Board of Trustees of St. Francis College.

     Andrew M. Burger has been a director of AFC since its formation in 1993 and is the former President of Atlantic Iron Works, Inc. He has served as a director of the Association since 1975.

     Denis J. Connors has been a director of AFC since its formation in 1993 and is the former Chairman and Chief Executive Officer of Curran & Connors, Inc., a designer and publisher of annual reports. He has served as a director of the Association since 1990.

     Robert J. Conway has been a director of AFC since September 30, 1998, following completion of the LIB Acquisition. Prior to the LIB Acquisition, he served as a director of LIB since 1993. He became a director of LISB in 1983. Mr. Conway was employed by AMF Bowling, Inc. for 29 years. His last position with AMF Bowling, Inc. was Corporate Vice President and Group Executive of the Worldwide Bowling Products Group. He has worked as a professional equities trader.

     Thomas J. Donahue, a certified public accountant, has been a director of AFC since its formation in 1993 and retired as a partner of Peat, Marwick, Mitchell & Co., the predecessor of KPMG LLP, in 1986. Following his retirement and prior to becoming a director of the Association, Mr. Donahue served as president and a director of other savings institutions from 1987 to 1990. Presently, Mr. Donahue is self-employed as a financial consultant. He has served as a director of the Association since 1990.

     William J. Fendt has been a director of AFC since its formation in 1993 and is a retired executive of New York Telephone Company, a predecessor of Bell Atlantic Corporation. He has served as a director of the Association since 1976.

     Peter C. Haeffner, Jr. has been a director of AFC and the Association since September 30, 1997 following The Greater Acquisition and is Senior Director, Financial Services Group, of Cushman & Wakefield, Inc., a real estate firm. Mr. Haeffner served as Senior Managing Director, Financial Services Group, Corporate Advisory and Finance Division of Cushman & Wakefield, Inc. from December 1997 to December 1998 and as its Eastern Regional Director, Financial Services Group from May 1994 to December 1997. Previously, Mr. Haeffner was President and Managing Director of Sonnenblick-Goldman Company, a real estate firm, for eight years. Mr. Haeffner also serves as a director of Stewart Title Insurance Company of New York and of World Mae Association LLC, a global mortgage banking firm. Mr. Haeffner served as a director of The Greater from 1992 to 1997.

     Ralph F. Palleschi, a certified public accountant, has been a director of AFC and the Association since 1996. In 1983, he co-founded First Long Island Investors, Inc., a registered investment advisor pursuant to the Investment Advisors Act of 1940, as amended, and a registered broker/dealer with the National Association of Securities Dealers, Inc. He continues to serve as a director and is President and Chief Operating Officer of such company. He has also served from 1993 to 1997 as Chief Operating Officer of the New York Islanders hockey team. From 1977 to 1983, he served as Vice President - Finance and Chief Financial Officer of Entenmann's Inc., a publicly traded food products company. From 1968 to 1977, he was employed by Peat, Marwick, Mitchell & Co., the predecessor of KPMG LLP.

     Lawrence W. Peters has been a director of AFC and the Association since September 30, 1998, following the completion of the LIB Acquisition. Prior to the LIB Acquisition, he served as a director of LIB since 1993. He joined LISB in 1989 as a Senior Executive Vice President and Chief Lending Officer. Mr. Peters retired from his management position with LISB in 1995 and rejoined LIB and LISB as President and Chief Operating Officer in 1997. Prior to initially joining LISB, Mr. Peters was employed by The Dime Savings Bank of New York, F.S.B. as Vice Chairman and a director, and was in charge of all lending functions.

     Thomas V. Powderly has been a director of AFC and the Association since January 31, 1995, following the acquisition of Fidelity New York, F.S.B., or Fidelity, by the Association, referred to as the Fidelity Acquisition. He served Fidelity in a variety of capacities prior to the Fidelity Acquisition. From 1986 to 1990, he served as Executive Vice President. In 1990, he was appointed President and Chief Operating Officer and in 1992 was named Chief Executive Officer. He was named Chairman of the Board of Directors of Fidelity in 1993. From 1993 until January, 1995, he served as Chairman and Chief Executive Officer. Prior to 1986, Mr. Powderly held positions with Edward S. Gordon, Inc., a commercial real estate brokerage and management firm, and with several thrift institutions.

     Leo J. Waters has been a director of AFC and the Association since September 30, 1998, following completion of the LIB Acquisition. Prior to the LIB Acquisition, he served as a director of LIB since 1993. He became a director of LISB in 1990. Mr. Waters is the President of a private investment consulting firm.

     Donald D. Wenk has been a director of AFC and the Association since September 30, 1998, following completion of the LIB Acquisition. Prior to the LIB Acquisition, he served as a director of LIB since 1993. He became a director of LISB in 1974. From 1992 until 1994, Mr. Wenk served as Chairman of the Board of Directors of LISB. From 1994 until 1996, Mr. Wenk served as Chairman of the Executive Committee of the Boards of Directors of LIB and LISB. He is the Chairman of the Board of Directors of American Casting & Manufacturing Corporation.

          Executive Officers Who Are Not Directors

     Thomas W. Drennan, a certified public accountant, has served as Executive Vice President of AFC since December 1997 and as Senior Vice President from its formation in 1993 to 1997. He is the senior lending officer of the Association. He joined the Association in 1986 as Senior Vice President, Mortgage Services.

     Alan P. Eggleston has served as Executive Vice President and General Counsel of AFC since December 1997. He served as Senior Vice President and General Counsel of AFC from 1996 to 1997. He joined the Association in 1993 as Vice President and General Counsel. In 1994, he was named Vice President and General Counsel of AFC. In 1995, he became First Vice President and General Counsel of AFC and the Association. Prior to joining the Association, he served as an executive officer and counsel to several thrift institutions.

     Arnold K. Greenberg has served as Executive Vice President of AFC since December 1997, and as Senior Vice President from its formation in 1993 to 1997. He is responsible for banking office and retail operations of the Association. He joined the Association in 1975 as Vice President and was appointed Senior Vice President in 1979 and as Executive Vice President in 1997. In 1986, Mr. Greenberg became Senior Vice President, Administration and Operations, and in January of 1993, Senior Vice President, Consumer Services.

     Monte N. Redman has served as Executive Vice President and Chief Financial Officer of AFC since December 1997. He served as Senior Vice President, Treasurer and Chief Financial Officer of AFC from its formation in 1993 to 1997. He joined the Association in 1977. In 1979, he was named Assistant Controller, and, in 1982, Assistant Vice President. Mr. Redman became Vice President, Investment Officer in 1985, in 1989 was appointed Senior Vice President, Treasurer and Chief Financial Officer and, in 1997 was appointed Executive Vice President and Chief Financial Officer.

     William K. Sheerin has served as Executive Vice President and Secretary of AFC since December 1997. He served as Senior Vice President and Secretary of AFC from its formation in 1993 to 1997. He is responsible for the human resources, auditing, general services, facilities and security functions. He joined the Association in 1956. He was named Assistant Treasurer and promoted to Branch Manager in 1966. In 1974, he was promoted to Secretary and head of Savings Operations. In 1979, he was named Vice President and, in 1986, he was appointed Senior Vice President, Consumer Services. In 1993, Mr. Sheerin became Senior Vice President, Administrative Services, and in 1997 became Executive Vice President and Secretary.

     There is no family relationship between any director, any Board Nominee, any officer or any significant employee of AFC, except that Mr. Connors' spouse is the first cousin of Mr. Sheerin and Mr. Conefry's spouse is the niece of the sister-in-law of Mr. Conway.

Committees and Meetings of the Board

     The Board meets on a monthly basis and may have additional special meetings upon the request of the Chairman, President and Chief Executive Officer or any three (3) members of the Board. During the fiscal year ended December 31, 1999, the Board met twelve (12) times. No director attended less than 75% of the total number of meetings held by the Board and its committees on which such director served. The Board has established three (3) standing committees.

     The Compensation Committee, as of the Record Date, consisted of Mr. Fendt, as Chairman, and Messrs. Burger, Connors, Donahue and Palleschi. Mr. Engelke serves ex officio as a non-voting member of the Compensation Committee. The function of the Compensation Committee is to review the performance and compensation of the officers of AFC, make recommendations to the Board with respect thereto and administer the Astoria Financial Corporation 1993 Incentive Stock Option Plan, or the Incentive Option Plan, the 1996 Stock Option Plan for Officers and Employees of Astoria Financial Corporation, or the 1996 Officer Option Plan, the 1999 Stock Option Plan for Officers and Employees of Astoria Financial Corporation, or the 1999 Officer Option Plan, including the granting of options pursuant thereto, the 1996 Stock Option Plan for Outside Directors of Astoria Financial Corporation, or the 1996 Directors Option Plan, and the 1999 Stock Option Plan for Outside Directors of Astoria Financial Corporation or the 1999 Directors Option Plan. This committee meets as needed and met two (2) times during 1999.

     The Nominating Committee currently consists of Messrs. Engelke, Conway, Haeffner, Palleschi and Waters. The purpose of this committee is to recommend to the Board nominees for election to the Board with respect to those directorships which become vacant or whose terms expire at the next annual meeting of shareholders, to review any nominations for election to the Board made by any shareholder of AFC and to determine compliance with the provisions of the Bylaws of AFC applicable thereto. See "Additional Information - 'Shareholders Proposals' and 'Notice of Business to be Conducted at an Annual Meeting'." The committee meets as needed and met one (1) time during 1999.

     The Audit Committee, as of the Record Date, consisted of Mr. Donahue, as Chairman, and Messrs. Burger, Connors, Fendt, Haeffner and Powderly. The function of the Audit Committee is to review the scope and results of the audits and reviews performed by the internal and the independent auditors of AFC, the internal controls and accounting systems and policies of AFC, the basis for certain reports to the Association's regulatory authorities and reports of examination of AFC and the Association issued by the Office of Thrift Supervision or other regulatory authorities. This committee meets, at a minimum, on a quarterly basis, and met four (4) times during 1999.

Transactions with Certain Related Persons

     It is the policy of AFC and the Association that all transactions, including loans, between AFC or the Association and its directors, executive officers, members of their families, holders of 10% or more of the shares of any class of its common stock, and affiliates thereof, will be made in the ordinary course of AFC's and the Association's business and contain terms no less favorable to AFC or the Association than could have been obtained in arms-length negotiations with unaffiliated persons and will be approved by a majority of independent outside directors of AFC or the Association, respectively, not having any interest in the transaction or, as allowed by law, are benefits provided generally to all full time employees of the Association on a nondiscriminatory basis and such benefits have been similarly approved by the Board. Loans may not involve more than the normal risk of collection or present other unfavorable features. All loans outstanding to the directors, Board Nominees or executive officers of AFC or members of their immediate families were made in conformity with the Association's policy in this regard and have not been disclosed as non-accrual, past due, restructured or potential problem loans.

     In connection with the LIB Acquisition, AFC agreed that Mr. John J. Conefry, Jr. would be employed by AFC as Vice Chairman and Messrs. Conefry, Conway, Peters, Waters and Wenk would be elected as directors of AFC and the Association by the Board and the Board of Directors of the Association, respectively. In connection with The Greater Acquisition, AFC agreed that Mr. Gerard C. Keegan would be employed by AFC and the Association as Vice Chairman and Chief Administrative Officer and Messrs. Keegan and Haeffner would be elected as directors of AFC and the Association by the Board and the Board of Directors of the Association, respectively.

     For a discussion of the compensation received by directors, Board Nominees and executive officers, see "Director Compensation" and "Executive Compensation."

Security Ownership of Management

     The following table sets forth certain information concerning the interests in AFC Common Stock as of the Record Date of each director or Board Nominee of AFC, each executive officer of AFC named in the Summary Compensation Table and all directors and executive officers of AFC as a group. For purposes of the Annual Meeting, AFC Common Stock is the only AFC voting stock outstanding.

                                                     Amount and Nature
     Name of Beneficial Owner                  of Beneficial Ownership (1)            Percent of Class (2)
     ------------------------                  ---------------------------            --------------------
George L. Engelke, Jr.                               977,110 (3)(16)                         1.89
John J. Conefry, Jr.                                 381,308 (4)(16)
Gerard C. Keegan                                     191,553 (5)(16)
Andrew M. Burger                                     106,315 (16)
Denis J. Connors                                     116,902 (6)(16)
Robert J. Conway                                      94,572 (16)
Thomas J. Donahue                                    119,966 (7)(16)
William J. Fendt                                     108,474 (16)
Peter C. Haeffner, Jr.                                16,448 (8)(16)
Ralph F. Palleschi                                    15,000 (16)
Lawrence W. Peters                                    58,840 (9)(16)
Thomas V. Powderly                                    82,132 (10)(16)
Leo J. Waters                                         52,503 (11)(16)
Donald D. Wenk                                       157,623 (12)(16)
Monte N. Redman                                      260,704 (13)(16)
Thomas W. Drennan                                    242,343 (14)(16)
All directors, Board Nominees and executive
officers as a group (19 persons)                   3,420,000 (15)(16)                        6.45


-----------------------------

(1) Except as otherwise indicated, each person listed has sole voting and investment power with respect to the shares of AFC Common Stock indicated.
(2) Except as otherwise indicated, the percent of class beneficially owned does not exceed one percent (1.00%).
(3) Included are 247,119 shares of AFC Common Stock as to which Mr. Engelke has shared voting and investment power, 8,960 shares of AFC Common Stock as to which he has shared voting and no investment power, and 8,740 shares of AFC Common Stock as to which he has shared voting and sole investment power.
(4) Included are 5,625 shares of AFC Common Stock as to which Mr. Conefry has shared voting and investment power, 4,276 shares of AFC Common Stock as to which he has shared voting and no investment power, and 1,511 shares of AFC Common Stock as to which he has shared voting and sole investment power.
(5) Included are 26,607 shares of AFC Common Stock as to which Mr. Keegan has shared voting and investment power and 3,195 shares of AFC

     Common Stock as to which he has shared voting and no investment power.
(6) Included are 23,000 shares of AFC Common Stock as to which Mr. Connors has shared voting and investment power.
(7) Included are 24,813 shares of AFC Common Stock as to which Mr. Donahue has shared voting and investment power.
(8) Included are 300 shares of AFC Common Stock as to which Mr. Haeffner has shared voting and investment power.
(9) Included are 2,514 shares of AFC Common Stock as to which Mr. Peters has shared voting and no investment power.
(10) Included are 6,784 shares of AFC Common Stock as to which Mr. Powderly has shared voting and investment power.
(11) Included are 285 shares of AFC Common Stock as to which Mr. Waters has shared voting and investment power.
(12) Included are 1,150 shares of AFC Common Stock as to which Mr. Wenk has shared voting and investment power.
(13) Included are 941 shares of AFC Common Stock as to which Mr. Redman has shared voting and investment power, 8,960 shares of AFC Common Stock as to which he has shared voting and no investment power, and 9,565 shares of AFC Common Stock as to which he has shared voting and sole investment power.
(14) Included are 55,383 shares of AFC Common Stock as to which Mr. Drennan has shared voting and investment power, 8,960 shares of AFC Common Stock as to which he has shared voting and no investment power, and 10,343 shares of AFC Common Stock as to which he has shared voting and sole investment power.
(15) Included are 423,793 shares of AFC Common Stock as to which directors, Board Nominees and executive officers, as a group, have shared voting and investment power, 61,623 shares of AFC Common Stock as to which they have shared voting and no investment power, and 45,268 shares of AFC Common Stock as to which they have shared voting and sole investment power.
(16) Included are shares of AFC Common Stock which could be acquired within 60 days of the Record Date pursuant to options to acquire AFC Common Stock as follows: Mr. Engelke (401,100 shares), Mr. Conefry (249,917 shares), Mr. Keegan (128,500 shares), Mr. Burger (76,314 shares), Mr. Connors (63,314 shares), Mr. Conway (71,087 shares), Mr. Donahue (83,314 shares), Mr. Fendt (31,314 shares), Mr. Haeffner (10,000 shares), Mr. Palleschi (12,000 shares), Mr. Peters (31,001 shares), Mr. Powderly (22,132 shares), Mr. Waters (41,807 shares), Mr. Wenk (99,911 shares), Mr. Redman (140,282 shares), Mr. Drennan (100,282 shares), and all directors, Board Nominees and executive officers as a group (1,650,565 shares).

Director Compensation

     Directors' and Other Fee Arrangements

     All non-employee directors of AFC receive an annual retainer of $15,000. No additional fees for attendance at Board or committee meetings are paid. All members of the Board also serve as directors of the Association. All non-employee directors of the Association receive an annual retainer of $30,000. No additional fees for attendance at Association Board of Directors or committee meetings are paid.

     Directors' Option Plans

     AFC maintains the AFC 1993 Stock Option Plan for Outside Directors, or the 1993 Directors Option Plan, and the 1996 Directors Option Plan, pursuant to which options were previously granted to directors, but which have remained frozen by the Board since 1996 and 1999, respectively. AFC also maintains the 1999 Directors Option Plan pursuant to which non-employee directors of AFC and the Association are granted options on terms previously approved by the shareholders of AFC.

     Pursuant to the 1999 Director Option Plan, each person who first becomes a non-employee director of AFC or the Association after May 19, 1999 is granted, on the 15th day of the month following the month in which he becomes a non-employee director, an option to purchase 4,000 shares of AFC Common Stock at an exercise price per share equal to the closing bid quotation for AFC Common Stock on The Nasdaq Stock Market on the date of grant. In addition, on January 15th of each succeeding year, each person who is then a non-employee director receives a grant of an option to purchase an additional 2,000 shares of AFC Common Stock at an exercise price per share equal to the closing bid quotation for AFC Common Stock on The Nasdaq Stock Market on the date of grant. All options granted pursuant to the 1999 Director Option Plan vest and become exercisable upon grant.

     All options granted under the 1993 Directors Option Plan, the 1996 Directors Option Plan or the 1999 Directors Option Plan expire upon the earlier of 10 years following the date of grant or one year following the date the director ceases to be a director for any reason other than removal for cause, in which case the director's options immediately terminate.

     Directors' Retirement Plan

     This plan provides retirement benefits for directors, who are not and have not been employees of AFC, the Association or any of their predecessors in interest, with at least 10 years of service as a director. The annual benefit is a life annuity payable beginning in the month following termination of service as a director or attainment of age 65, whichever is later. The annual benefit amount is equal to 100% of the annualized aggregate rate of fees paid for service as a non-employee director of AFC or the Association for the last month of service prior to retirement, reduced by 5% for each year that the director's years of service is less than 20 years. In the event of a change of control of AFC or the Association, each director may require the Association or its successor to pay either (1) a lump sum payment equal to the actuarially determined present value of the future benefits payable to the director or (2) an amount into a grantor trust adequate to fund the benefits as they become due. Pursuant to the terms of the plan, the LIB Acquisition constituted a change of control of AFC. In March 1999, AFC and the Association amended this plan to provide that no director who first joins the Board or the Board of Directors of the Association after March 1, 1999 will be eligible to participate in the plan.

     Directors Deferred Compensation Plan

     Pursuant to this plan, outside directors of either AFC or the Association may elect to defer receipt of all or any part of their directors' fees. Deferred fees are carried on the books of AFC as an unfunded obligation and are credited with interest quarterly at a rate equal to the average of AFC's consolidated cost of funds and yield on investments for the preceding quarter, unless the cost of funds exceeds the yield on investments, in which case the rate is based upon the preceding quarter's consolidated yield on investments. In the event of a change of control of AFC or the Association, each participating director may elect that his fees, with accrued interest, be placed in a grantor trust established for the benefit of the director, applied to the purchase of an insurance company annuity contract or be paid directly by AFC or its successor.

     Directors' Death Benefit

     This plan provides that if a non-employee director dies while in service as a director of AFC or the Association, the decedent's designated beneficiary will receive from AFC a payment equal to the decedent's aggregate directors' fees for the last month of service as a director of AFC and the Association annualized. If a director leaves the service of AFC and the Association for any reason other than death, all rights to any benefit under this plan cease.

Executive Compensation

     The Report of the Compensation Committee on Executive Compensation and the Stock Performance Chart shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, except to the extent that AFC specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     Report of the Compensation Committee on Executive Compensation

     Under rules established by the SEC, AFC is required to provide certain data and information regarding the compensation and benefits provided to AFC's Chief Executive Officer and certain other executives of AFC. The disclosure requirements for the Chief Executive Officer and such other executives include the use of tables and a report explaining the rationale and considerations that led to fundamental compensation decisions affecting those individuals. In fulfillment of this requirement, the Compensation Committee of AFC, at the direction of the Board, has prepared the following report for inclusion in this proxy statement.

     General. The compensation of the executive officers of AFC for fiscal year 1999 was reviewed by the Compensation Committee of AFC in December 1998 and March 1999 and was ratified and approved by the Board.

     The Compensation Committee of AFC met on two (2) occasions during fiscal 1999. In March 1999, it met to review and recommend to the Board the adoption of the Astoria Financial Corporation Executive Officer Incentive Plan, or the Executive Incentive Plan, and, subject to the approval of such plan by the shareholders of AFC, to establish target awards, performance goals and corporate performance measures to be utilized with respect to the executive officers pursuant to the Executive Incentive Plan for 1999. The Executive Incentive Plan, which was approved by the shareholders, was adopted in part to maintain the deductibility of that portion of the compensation paid to the executive officers as described later in this report. In addition, in December 1999, the Committee met and granted stock options under the 1999 Officer Option Plan to, among others, executive officers, and established compensation levels for the executive officers of AFC for fiscal year 2000.

     Executive Compensation Philosophy. The primary objective of the executive compensation program of AFC and the Association is to attract and retain highly skilled and motivated executive officers who will manage AFC in a manner to promote its growth and profitability and advance the interests of its shareholders. The compensation program is designed to provide levels of compensation which are competitive and reflective of the organization's performance in achieving its goals and objectives, both financial and non-financial, as determined in its business plan. The program aligns the interests of the executives with those of the shareholders of AFC by providing a proprietary interest in AFC, the value of which can be significantly enhanced by the appreciation of AFC Common Stock. The program also seeks to adequately provide for the needs of the executive upon retirement based upon the length of service provided to AFC and the Association and the appreciation of AFC Common Stock.

     In structuring its executive compensation program, AFC considers the before and after tax financial impact the program will have on AFC and the Association.
Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, places a limitation of $1 million on the deductibility by AFC of certain elements of compensation earned by each of the executives named in the "Summary Compensation Table" on page 15, referred to individually a Named Executive or collectively as the Named Executives. This limitation does not apply to all institutions within AFC's industry or to all companies from which it would recruit executive personnel. As noted above, AFC in 1999 submitted the Executive Incentive Plan to its shareholders for approval in order to maintain the deductibility of payments made to the Named Executives pursuant to the Executive Incentive Plan. As a result of the approval of the Executive Incentive Plan during 1999 and based upon the level and composition of the compensation of its executive officers, the limitations contained in Section 162(m) of the Code did not impact the financial condition or results of operations of AFC for the year ended December 31, 1999.

     In 1998, in view of the significant expansion of AFC's operations as a result of the LIB Acquisition and The Greater Acquisition, the Compensation Committee retained the services of William M. Mercer, Inc., and undertook a comprehensive study of the compensation structure employed by AFC for its executive and senior officers. This study included both a review of current compensation techniques and practices as well a peer group review and comparison to determine whether the level of overall and specific components of compensation were appropriate. The results of the study indicated that no significant adjustments were needed to the overall structure and philosophy of executive compensation. Salary levels for executive officers were, at that time, determined to be slightly below peers, but not by significant amounts. It was found that short-term incentive compensation opportunities for AFC's executive officers fell, in most cases, significantly below AFC's peer group. The study also undertook to determine the appropriate level of long-term incentives, primarily stock option grants, that would be appropriate at various officer levels. Based upon this study, the Executive Incentive Plan and the 1999 Officer Option Plan were implemented.

     The executive compensation program of AFC consists of four (4) elements: base salary, short-term incentive compensation, long-term incentive compensation and retirement benefits. The following is a discussion of each of these components.

     Base Salary. Salary levels are designed to be competitive with cash compensation levels paid to similar executives at banking and thrift institutions of similar size and standing, giving due consideration to the marketplace in which AFC and the Association operate. Base salary is considered in conjunction with the short-term incentive compensation component of the executive compensation program. Base salary is set at a level to provide a reasonably competitive level of base compensation even if AFC, due to factors outside of the control of the executives, fails to meet its minimum threshold targets such that no awards are made under the short-term incentive component of the compensation program.

     To determine whether or not base salary and short-term incentive compensation, discussed below, for 1999 were set at levels that were competitive, the Compensation Committee reviewed, in addition to the study conducted by William M. Mercer, Inc. described above, a number of sources of information, including the SNL Executive Compensation Review 1998, Thrift Institutions, and the SNL Executive Compensation Review 1998, Commercial Banks. Particular emphasis was placed on those institutions that were of similar asset size and standing to that of AFC.

     As a result of their analysis, the Compensation Committee in December 1998 approved, and the Board ratified, total 1999 base salary compensation for the eight (8) executive officers of $3,315,000, compared to $3,104,231 paid to such officers for 1998. In September 1998, the Chief Executive Officer, in anticipation of the closing of the LIB Acquisition, received a salary increase to $750,000. No further increase was approved for the Chief Executive Officer for 1999. The remaining seven (7) executive officers received increases for 1999 averaging 5.99%, ranging from a high of 12.90% to a low of 0.0%. All such increases reflected contributions to the goals and objectives of AFC and the increased cost of living within the market from which AFC draws its work force.

     Short-term Incentive Compensation. Short-term incentive compensation consists of awards paid pursuant to the Executive Incentive Plan. The Board and Compensation Committee of AFC recognize that the operation of AFC is substantially affected by the environment in which it operates. It is expected that its executives will maintain systems in place to monitor that environment and will take steps to foresee and manage the various risks that such environment presents. The Board and the Compensation Committee also believe that to be effective, the attainment of targets established under the short-term incentive component of the compensation program should be both attainable, yet challenging.

     The Executive Incentive Plan for 1999 provided for a target incentive equal to sixty-five percent (65%) of base salary for the Chief Executive Officer, fifty-five and seventy-two one-hundredths percent (55.72%) of base salary for Mr. Conefry and forty percent (40%) of each executive's base salary in the case of the other executive officers.

     The performance measurement utilized for 1999 was the diluted earnings per share of AFC Common Stock. A series of achievement levels was established, with each level assigned a percentage award from zero percent (0%) up to two hundred percent (200%). The zero percent (0%) award represented performance below a reasonable threshold level of achievement. The Compensation Committee of AFC, which administers the plan, has discretion under the Executive Incentive Plan to reduce an award, but not to increase it.

     For fiscal year 1999, AFC's financial performance prior to adjustment by the Compensation Committee would have resulted in awards of two hundred percent (200%) of the target incentive. The Compensation Committee reduced the awards to one hundred seventy percent (170%) of the applicable target incentive.

     Long-term Incentive Compensation. The long-term incentive compensation portion of AFC's and the Association's compensation program consists of the Association Recognition and Retention Plan for Officers and Employees, or the Officer RRP, the Incentive Option Plan, the 1996 Officer Option Plan and the 1999 Officer Option Plan. These plans are designed to provide incentives for long-term positive performance of the executive and other officers and to align their financial interests with those of AFC shareholders by providing the opportunity to participate in AFC Common Stock price appreciation, if any, which may occur after the date of grant of such award or option.

     The Compensation Committee of the Association administers the Officer RRP, determines which eligible employees will be granted plan share awards (the "Plan Share Awards") and grants Plan Share Awards. Officer RRP Plan Share Awards, which are non-transferable and non-assignable, are granted in the form of shares of AFC Common

Stock and are held in trust until the Plan Share Awards vest. The Officer RRP was terminated in March 2000. As of the Record Date, all outstanding awards under the Officer RRP have vested and been distributed to participants. See the "Summary Compensation Table" on page 15 for description of the Plan Share Awards outstanding to the Named Executives as of December 31, 1999. See the table on page 8 related to the beneficial ownership of AFC Common Stock by the directors, Board Nominees and executive officers of AFC and "Executive Compensation - Incentive Option Plans" on page 17 for further information regarding options related to the Named Executives.

     Retirement Benefits. Retirement benefits are designed to provide for an adequate level of income to the executive officer following his or her retirement from AFC and the Association based upon length of service and to support the goals and objectives of the rest of the compensation program. The retirement benefits are provided through the ESOP, the LISB ESOP, the Association Incentive Savings Plan, the Association Employees' Pension Plan, or the Pension Plan, the Association Excess Benefit Plan, or the Excess Plan, and the Association Supplemental Benefit Plan, or the Supplemental Plan. See "Executive Compensation - Pension Plans" for a description of the Pension Plan, the Excess Plan and the Supplemental Plan which are all defined benefit pension plans.

     The Association maintains the ESOP and ESOP Trust and the LISB ESOP and LISB ESOP Trust for the benefit of the salaried employees of AFC and the Association. The ESOP provides for the allocation of shares of AFC Common Stock and other contributions, if any, based on payments by the Association of loans made by AFC in 1993 to the ESOP and by LIB in 1994 to the LISB ESOP to fund the acquisition of 2,642,354 shares of AFC Common Stock and 2,070,000 shares of LIB common stock which upon the completion of the LIB Acquisition were converted into 2,380,500 shares of AFC Common Stock. As part of the LIB Acquisition, the Association became the sponsor of the LISB ESOP. Currently all executive officers are participants in the ESOP. Mr. Conefry is also a participant in the LISB ESOP. See the "Summary Compensation Table" on page 15 and the table on page 8 related to the beneficial ownership of AFC Common Stock by the directors, Board Nominees and executive officers of AFC for further information regarding the ownership of AFC Common Stock by the Named Executives.

     Compensation of the Chief Executive Officer. The Compensation Committee met in December 1998 to review the performance of the executive officers during 1998, to establish recommended compensation levels for such officers for 1999 and to commence discussions regarding appropriate goals and participation levels with respect to such officers' participation in a redesigned short-term incentive compensation plan.

     At the December 1998 meeting, the projected financial performance of AFC and the accomplishments of financial and non-financial goals and objectives of AFC and the Association, as set forth in the prior year business plan, were reviewed as was the performance of the executive officers of AFC. Mr. Engelke provided to the Committee his insights as to both his own performance and that of the other executive officers.

     The Compensation Committee, based upon these discussions and the Committee's review of the study conducted by William M. Mercer, Inc. described above, determined the level of salary for the executive officers, including the Chief Executive Officer, to take effect January 1, 1999. As a part of that determination, the Committee utilized relative information provided in the SNL Executive Compensation Review 1998, Thrift Institutions and the SNL Executive Compensation Review 1998, Commercial Banks. As noted above, the Compensation Committee in September 1998 recommended and the Board approved that the compensation of the Chief Executive Officer be increased, in anticipation of the closing of the LIB Acquisition, to $750,000. This increase reflected both the performance of Mr. Engelke and the increased level of responsibility associated with the larger institution that resulted from the LIB Acquisition. No further increase in salary for the Chief Executive Officer was approved for 1999.

                        Compensation Committee of AFC
     William J. Fendt, Chairman              Thomas J. Donahue
     Andrew M. Burger                        Ralph F. Palleschi
     Denis J. Connors                        George L. Engelke, Jr. (ex officio)

     Compensation Committee Interlock and Insider Participation.

     Recommendations to the Compensation Committee of AFC with respect to both executive officers' and non- executive officers' salaries are presented by Mr. Engelke. Mr. Engelke also provides insight to the Compensation Committee regarding his and the performance of the other officers of AFC, both executive and non-executive, and provides other recommendations regarding executive officer compensation. Mr. Engelke is an ex officio member of the Compensation Committee and does not participate in the Committee's deliberations or approval of compensation issues relating to himself. There are no interlocking relationships requiring disclosure hereunder between any executive officers of AFC, members of the Compensation Committee of AFC and any other entity.

     Stock Performance Chart.

     The following graph shows a comparison of cumulative total shareholder return on AFC Common Stock for its last five fiscal years commencing with the close of The Nasdaq Stock Market on December 31, 1994, with the cumulative total returns of both a broad market index, The Nasdaq Market (U.S.) Index produced by the Center for Research in Security Prices, or CRSP, and a peer group index, The Nasdaq Financial Stock Index also produced by CRSP. In addition, for comparison purposes, total shareholder returns have been included for the same period for both the SNL Thrift Index and the SNL $5B+ Thrift Asset-Size Index. The peer group index set forth in the graph below consists of a different set of institutions than that considered by the Compensation Committee or the Board in determining the compensation of the executive officers.

                    Comparison of Cumulative Total Return of
         AFC Common Stock and Market, Peer Group and Other Indices (1)

                                    [GRAPH]

                                AFC Common         Nasdaq Market          Nasdaq Financial      SNL Thrift    SNL $5B+ Thrift
                                ----------         -------------          ----------------      ----------    ---------------
                                  Stock            (U.S.) Index             Stock Index           Index       Asset-Size Index
                                  -----            ------------             -----------           -----       ----------------
Dec. 30, 1994                   $100.000             $100.000                $100.000           $100.000          $100.000
Dec. 29, 1995                    175.406              141.394                 145.685            155.740           164.660
Dec. 31, 1996                    287.774              173.892                 187.027            202.920           221.070
Dec. 31, 1997                    440.317              213.073                 286.108            345.280           374.540
Dec. 31, 1998                    367.580              300.248                 277.729            303.680           328.710
Dec. 31, 1999                    250.836              542.430                 274.634            248.070           252.440

-------------------------------

(1) Assumes $100 invested on December 31, 1994 and all dividends reinvested through the end of AFC's fiscal year ended December 31, 1999.

     Summary Compensation Table

     The following table shows, for the fiscal years ended December 31, 1999, 1998 and 1997, the cash compensation paid by AFC and the Association, as well as certain other compensation paid or accrued for those years, to the Chief Executive Officer and the four highest paid executive officers of AFC and the Association who received salary and bonuses in excess of $100,000 for the 1999 fiscal year.

                                              Annual Compensation                    Long Term Compensation
                                       --------------------------------   -----------------------------------------
                                                                                      Awards              Payouts
                                                                          ----------------------------  -----------
                                                                Other                      Securities                   All
                                                                Annual    Restricted       Underlying                  Other
                                                                Compen-     Stock           Options/        LTIP       Compen-
Name and                                  Salary       Bonus    sation      Awards            SARs        Payouts      sation
Principal Positions             Year       ($)        ($) (3)    ($)       ($) (4)          (#) (7)         ($)        ($) (8)
-------------------             ----   ------------   -------  --------   -----------    -------------  -----------  -----------
George L. Engelke, Jr.          1999      750,000     828,750    --          --            113,000          --          33,398
 Chairman, President,           1998      684,231     245,230    --          --             86,000          --          60,614
 CEO and Director               1997      600,000     252,000    --          --             30,000          --          77,188

John J. Conefry, Jr. (1)        1999      700,000     663,000    --          --             90,400          --          23,986
 Vice Chairman                  1998      175,000      49,046    --      421,250 (5)       444,294 (5)      --           9,689
 and Director                   1997            0           0    --          --                 --          --               0

Gerard C. Keegan (2)            1999      350,000     238,000    --          --             28,000          --          27,523
 Vice Chairman,                 1998      350,000      94,765    --          --             20,000          --          54,173
 Chief Administrative           1997       87,500      21,875    --      754,687 (6)       151,090 (6)      --          67,140
 Officer and Director

Monte N. Redman                 1999      375,000     255,000    --          --             40,000          --          33,398
 Executive Vice                 1998      320,000      86,640    --          --             35,000          --          60,614
 President and Chief            1997      295,000      81,000    --          --             17,500          --          77,188
 Financial Officer

Thomas W. Drennan               1999      350,000     238,000    --          --             30,000          --          33,398
 Executive Vice                 1998      310,000      83,935    --          --             24,000          --          60,614
 President                      1997      285,000      78,000    --          --             17,500          --          77,188

-------------------------------

(1) Amounts indicated reflect amounts paid for 1998 and 1999 by AFC and do not include amounts paid to Mr. Conefry by LIB or LISB prior to the LIB Acquisition.
(2) Amounts indicated reflect amounts paid for 1997, 1998 and 1999 by AFC and the Association and do not include amounts paid to Mr. Keegan by The Greater prior to The Greater Acquisition.

(3) For 1997 and 1998, consists of payments pursuant to the Astoria Financial Corporation and Astoria Federal Savings and Loan Association Annual Incentive Plan for Select Executives and, for 1999, consists of payments pursuant to the Executive Incentive Plan. These plans are short-term incentive plans. See "Executive Compensation - Report of the Compensation Committee on Executive Compensation."
(4) Represents the value, based upon the closing price of AFC Common Stock as quoted on The Nasdaq Stock Market on the date of the award, of awards pursuant to the Officer RRP of 15,000 shares of AFC Common Stock made to Mr. Keegan on September 30, 1997 and 10,000 shares of AFC Common Stock made to Mr. Conefry on September 30, 1998. As to the award reflected in the table and remaining unvested, Messrs. Conefry and Keegan will each vest and have distributed 5,000 shares of AFC Common Stock, respectively, on January 10, 2000. Pursuant to the Officer RRP, as of December 31, 1999, Messrs. Conefry and Keegan each had outstanding grants of restricted stock of 5,000 shares of AFC Common Stock. Each of these outstanding awards, based upon the closing price of AFC Common Stock of $30.438 as quoted on The Nasdaq Stock Market on December 31, 1999, had a value of $152,190. Dividends paid with respect to shares of AFC Common Stock awarded to participants and remaining held in the Officer RRP are held in and for the account of such participants and are distributed, together with earnings thereon, at the time the related shares of AFC Common Stock vest and are distributed to the participant.
(5) Restricted stock and options, excluding options to acquire 68,800 shares of AFC Common Stock, were awarded or granted in connection with the LIB Acquisition. Options granted in connection with the LIB Acquisition reflect the grant of an option to acquire 25,000 shares of AFC Common Stock granted upon consummation of the LIB Acquisition and the grant of options the effect of which was to convert outstanding options to acquire the common stock of LIB into options to acquire AFC Common Stock.
(6) Restricted stock and options, excluding an option to acquire 3,500 shares of AFC Common Stock, were awarded or granted in connection with The Greater Acquisition. Options granted in connection with The Greater Acquisition reflect the grant of options the effect of which was to convert outstanding options to acquire the common stock of The Greater into options to acquire AFC Common Stock.
(7) Options with limited stock appreciation rights, or LSARs, attached were granted to the Named Executives during 1999, 1998 and 1997, except for Mr. Conefry who received grants of option with LSARs attached from AFC only during 1999 and 1998. No freestanding stock appreciation rights, or SARs, have been granted to the Named Executives. See "Executive Compensation - Incentive Option Plans" on page 17.
(8) Represents the fair market value of AFC Common Stock and cash which was allocated under the ESOP and the LISB ESOP to the account of the Named Executive during the year ended December 31, 1999, 1998, and 1997, respectively, except for Mr. Conefry who received allocations under the ESOP and LISB ESOP from AFC only during 1999 and 1998, based upon the closing price per share of AFC Common Stock of $30.438, $45.75, and $55.75 as quoted on The Nasdaq Stock Market on December 31, 1999, 1998 and 1997, respectively.

     Employment Agreements

     AFC and the Association have entered into employment agreements with each of the executive officers, except Mr. Conefry, whose agreement is with AFC only. The employment agreements each provide for a three-year term. The Association's agreements each run from January 1st. Prior to January 1st each year, the Board of Directors of the Association may extend the agreements with the Association for an additional year such that the remaining terms shall be 3 years. Prior to January 1, 2000, such employment agreements were so extended. The agreements with AFC automatically extend daily, so as to maintain their original term, unless written notice of non-renewal is given by the Board. No such notice has been given to any Named Executive. The term of Mr. Conefry's employment agreement will cease to automatically extend on December 29, 2000.

     The employment agreements provide for minimum salaries and the executives' participation in retirement plans, group life, medical and disability insurance plans and any other employee benefit programs. The employment agreements also provide that AFC and the Association will maintain for the benefit of the Named Executives directors' and officers' liability insurance and will indemnify the Named Executives on prescribed terms for claims and related costs and liabilities, arising from the services provided pursuant to the employment agreements for a period of six years beyond the termination of such agreements.

     The employment agreements provide for termination of each of the executives' employment at any time by AFC or the Association with or without cause. The executive would be entitled to a severance payment in the event the executive's employment terminates (1) due to AFC's or the Association's respective (A) failure to re-elect the executive to his current office, and in Messrs. Engelke's, Conefry and Keegan's agreements, to the Board; (B) failure by whatever cause to vest in the executive the functions, duties or responsibilities prescribed for the executive in such agreement; (C) material breach of the employment agreements or reduction of the executive's base salary or other change to the terms and conditions of the executive's compensation and benefits which either individually or in the aggregate, as to such executive, has a material adverse effect on the aggregate value of the total compensation package provided to such executive; or (D) relocation of the executive's principal place of employment outside of Nassau or Queens Counties of New York; or (2) for reasons other than (A) for cause; (B) voluntary resignation, except as a result of the actions specified under clause (1) above or following a change of control, as defined in the agreements; (C) following the executive's attainment of mandatory retirement age for executive officers (currently 70 years of age); (D) death; (E) long term disability or (F) expiration of the term of the agreement.

     The severance payment to which a Named Executive would be entitled includes: (1) continued life, medical and disability insurance benefits for the remainder of the contract term; (2) a lump sum payment equal to the salary, potential incentive compensation, present value of pension benefits, and the profit-sharing and ESOP benefits the executive would have earned during the remainder of the contract term; (3) accelerated vesting of all outstanding options and restricted stock awards; and (4) a cash settlement, at the election of AFC or the Association, of all outstanding options and restricted stock awards.

     For any taxable year in which the executive would be liable for the payment of excise taxes under Section 4999 of the Code with respect to any compensation paid by AFC or any of its affiliated companies, AFC will pay to or on behalf of the executive, an amount, in addition to the severance payment, sufficient to maintain the after-tax severance benefit as though the excise tax specified in
Section 4999 of the Code did not apply.

     The Association also maintains change of control severance agreements with its senior vice presidents. These agreements, which are guaranteed by AFC, provide for severance benefits and payments to such officers in the event of a change of control, as defined in the agreements, of AFC or the Association. These entitlements would include (1) continued life, medical and disability insurance benefits for a period of two years and (2) a lump sum payment equal to two (2) times both the annual salary and potential incentive compensation to which the officer would have been entitled. In addition, for any taxable year in which the officer would be liable for the payment of excise taxes under Section 4999 of the Code with respect to any compensation paid by AFC or any of its affiliated companies, AFC will pay to or on behalf of the executive, an amount, in addition to the severance payment, sufficient to maintain the after-tax severance benefit as though the excise tax specified in Section 4999 of the Code did not apply. In the event of a change of control, the Association agrees to maintain for the benefit of the officer directors' and officers' liability insurance and will indemnify the officer on prescribed terms for claims and related costs and liabilities, arising from the services provided pursuant to the severance agreements for a period of six years beyond the termination of such agreements.

     Incentive Option Plans

     The following table sets forth all grants of options (and limited SARs) under the 1999 Officer Option Plan to the Named Executives during 1999 and contains certain information about the potential value of these options based upon certain assumptions as to the appreciation of AFC Common Stock over the life of the option. During 1999, no options or SARs were granted pursuant to either the Incentive Option Plan or the 1996 Officer Option Plan, nor did AFC adjust or amend the exercise price of any stock options or SARs previously awarded to any of the Named Executives.

                     Option/SAR Grants in Last Fiscal Year

                                                                                 Potential
                                                                             Realizable Value at
                                                                               Assumed Annual
                                                                               Rates of Stock
                                                                                   Price
                                                                                Appreciation
                                      Individual Grants                       for Option Term (3)
                         -----------------------------------------------   -------------------------
                                      % of Total
                                      Options/
                         Securities   SARs
                         Underlying   Granted to  Exercise
                         Options/     Employees   or Base
                         SARs         in Fiscal   Price Per   Expiration
                         Granted (1)  Year        Share (2)     Date            5%           10%
                         -----------------------------------------------   -------------------------
George L. Engelke, Jr.    113,000      20.12%     $29.875     12/14/2009    $2,123,070    $5,380,275
John J. Conefry, Jr.       90,400      16.09%     $29.875     12/14/2009    $1,698,456    $4,304,220
Gerard C. Keegan           28,000       4.98%     $29.875     12/14/2009    $  526,070    $1,333,166
Monte N. Redman            40,000       7.12%     $29.875     12/14/2009    $  751,529    $1,904,522
Thomas W. Drennan          30,000       5.34%     $29.875     12/14/2009    $  563,647    $1,428,392


-------------------------

(1) Of the options granted, each Named Executive received the grant of an option to purchase 3,347 shares of AFC Common Stock which are intended to qualify as incentive stock options. The remainder are non-qualified stock options. All options granted to the Named Executives have a ten year term and vest on January 10, 2003. See "Executive Compensation - Employment Agreements" on page 16. All such options also vest and become immediately exercisable upon death, disability, retirement or in the event of a change of control or threatened change of control, as defined in the 1999 Officer Option Plan. All such options were granted in tandem with LSARs which provide that, in the event of a change of control, during the period commencing on the change of control and ending at the latter of six (6) months following such date or thirty (30) days following the earliest date on which the Named Executive may exercise the LSAR without subjecting himself to liability under Section 16 of the Exchange Act, the Named Executive may, in lieu of exercising the option, surrender the option and receive a payment in cash, on a per share basis, equal to the difference between the exercise price per share and the greater of (1) the highest price paid per share of AFC Common Stock by any person who initiated or sought to effect the change of control during the one year period ending on the date of the change of control or (2) the average of the fair market value per share as defined in the 1999 Officer Option Plan over the last ten trading days preceding the date of exercise of the LSAR.
(2) The exercise price may be paid in whole or in part in cash, through the surrender of previously held shares of AFC Common Stock, or the surrender of options granted pursuant to the 1999 Officer Option Plan.
(3) The amounts stated assume the specified annual rates of appreciation only. Actual experience is dependent on the future performance of AFC Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

     The following table provides certain information with respect to options exercised by the Named Executives during 1999 and the number of shares of AFC Common Stock represented by outstanding stock options held by the Named Executives as of December 31, 1999. Also reported are the values for "in-the-money" options, which represent the positive spread between the exercise price of any outstanding stock options and the closing price per share of AFC Common Stock of $30.438 as quoted on The Nasdaq Stock Market on December 31, 1999.

                       Fiscal Year End Option/SAR Values

                                                                  Number of               Value of
                                                                  Securities Underlying   Unexercised
                                                                  Unexercised             in-the-Money
                                                                  Options/SARS            Options/SARs
                                                                  at Fiscal Year-         at Fiscal Year-
                                                                  End (#)                 End ($)
                          Shares Acquired                         Exercisable/            Exercisable/
     Name                 on Exercise (#)    Value Realized (1)   Unexercisable           Unexercisable (2)
------------------------  ---------------   -----------------     -------------           ---------------------
George L. Engelke, Jr.         93,000           $2,084,500        401,100 / 199,000       $6,298,032 / $  63,619
John J. Conefry, Jr.          125,000           $4,732,220        249,917 / 159,200       $3,933,074 / $  50,895
Gerard C. Keegan               11,250           $  417,656        128,500 / 48,000        $1,989,906 / $  15,764
Monte N. Redman                30,000           $  825,630        140,282 / 75,000        $2,023,084 / $  22,520
Thomas W. Drennan              38,000           $1,130,260        100,282 / 54,000        $1,305,564 / $  16,890

-------------------------

(1) Represents the fair market value per share of AFC Common Stock as quoted on The Nasdaq Stock Market on the day the option was exercised minus the exercise price per share of the option exercised times the number of shares of AFC Common Stock as to which the option was exercised.
(2) Represents the fair market value per share of AFC Common Stock at fiscal year end based upon the closing price of $30.438, as quoted on The Nasdaq Stock Market on December 31, 1999, minus the exercise price per share of the options outstanding times the number of shares of AFC Common Stock as to which the option relates. Excluded are options with an exercise price in excess of $30.438.


     Pension Plans

     The Employees' Pension Plan is a non-contributory defined benefit pension plan for the benefit of eligible employees. The Excess Plan is a non-qualified plan that provides benefits that would have been provided under the Employees' Pension Plan but for the maximum annual benefit limitation in Section 415 of the Code ($121,500 for 1999, payable in the form of a ten-year certain and continuous annuity at age 65) and the maximum annual compensation limitation in
Section 401(a)(17) of the Code ($160,000 for 1999). The Supplemental Plan is a non-qualified plan under which selected participants in the Employees' Pension Plan receive the retirement benefits that would have been provided under the Employees' Pension Plan had the benefit formula in effect immediately prior to January 1, 1989 remained in effect.

     The following tables set forth the estimated annual benefits payable under the defined benefit pension plans described above upon retirement at age 65 in calendar year 1999, expressed in the form of a ten-year certain and continuous annuity, for the highest five-year average annual base wage (referred to in the table as remuneration) and years of service classifications specified.

Pension and Excess Plans

                        Creditable Years of Service at Age 65 (1)
                    ------------------------------------------------
Remuneration (2)       15        20        25        30      35 (3)
------------        --------  --------  --------  --------  --------
  $  125,000        $ 27,000  $ 36,000  $ 45,100  $ 54,100  $ 54,100
     150,000          33,000    44,000    55,100    66,100    66,100
     175,000          39,000    52,000    65,100    78,100    78,100
     200,000          45,000    60,000    75,100    90,100    90,100
     225,000          51,000    68,000    85,100   102,100   102,100
     250,000          57,000    76,000    95,100   114,100   114,100
     300,000          69,000    92,000   115,100   138,100   138,100
     400,000          93,000   124,000   155,100   186,100   186,100
     450,000         105,000   140,000   175,100   210,100   210,100
     500,000         117,000   156,000   195,100   234,100   234,100
     750,000         177,000   236,000   295,100   354,100   354,100
   1,000,000         237,000   316,000   395,100   474,100   474,100
   1,250,000         297,000   396,000   495,100   594,100   594,100


Pension, Excess and Supplemental Plans
                         Creditable Years of Service at Age 65 (1)
                    ------------------------------------------------
Remuneration (2)       15        20        25        30      35 (3)
------------        --------  --------  --------  --------  --------
  $  125,000        $ 32,000  $ 42,600  $ 53,300  $ 64,000  $ 64,000
     150,000          39,500    52,600    65,800    79,000    79,000
     175,000          47,000    62,600    78,300    94,000    94,000
     200,000          54,500    72,600    90,800   109,000   109,000
     225,000          62,000    82,600   103,300   124,000   124,000
     250,000          69,500    92,600   115,800   139,000   139,000
     300,000          84,500   112,600   140,800   169,000   169,000
     400,000         114,500   152,600   190,800   229,000   229,000
     450,000         129,500   172,600   215,800   259,000   259,000
     500,000         144,500   192,600   240,800   289,000   289,000
     750,000         219,500   292,600   365,800   439,000   439,000
   1,000,000         294,500   392,600   490,800   589,000   589,000
   1,250,000         369,500   492,600   615,800   739,000   739,000

----------------------

(1) The benefits listed in the retirement benefits tables are not subject to any Social Security or other offset amounts.
(2) Remuneration under the Employees' Pension Plan, the Excess Plan and the Supplemental Plan is calculated based upon the amount shown in the column of the "Summary Compensation Table" entitled "Salary" and does not include amounts shown in the column entitled "Bonus." The Employees' Pension Plan is a qualified plan and is subject to the compensation limit, described above, contained in Section 401(a)(17) of the Code for calculating the participant's benefit.
(3)  Benefits do not accrue for service in excess of 30 years.

     The Named Executives, as of December 31, 1999, had the following credited service (i.e., benefit service): George L. Engelke, Jr., 28 years 6 months; John
J. Conefry, Jr., 6 years 4 months; Gerard C. Keegan, 28 years 9 months; Monte N. Redman, 22 years 7 months; Thomas W. Drennan, 13 years 6 months; and Arnold K. Greenberg, 24 years 7 months.

                                PROPOSAL NO. 2
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     AFC's independent auditors for the fiscal year ended December 31, 1999 were KPMG LLP. The Board has reappointed KPMG LLP as independent auditors for AFC and the Association for the year ending December 31, 2000, subject to ratification of such appointment by the holders of the voting stock of AFC. Representatives of KPMG LLP will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION
                                                         ---------------------
OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITORS OF AFC.

Additional Information

     Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires AFC's directors and executive officers, among others, to file reports of ownership and changes in ownership of their equity securities of AFC with the Securities and Exchange Commission and The Nasdaq Stock Market and to furnish AFC with copies of all such reports.

     Based solely upon a review of the copies of these Form 3, 4, and 5 reports and amendments thereto received by AFC, AFC believes that all applicable filing requirements were complied with for 1999, and AFC does not know of any such persons who may have failed to file on a timely basis any required form, except for Mr. Andrew Burger, a director of AFC, did not file timely a Form 4 reflecting the sale of 5,000 shares of AFC Common Stock on May 7, 1999, which form was subsequently filed on or about November 30, 1999..

     Cost of Proxy Solicitation

     The cost of solicitation of proxies by AFC, which is expected to be less than $80,000, will be borne by AFC. Georgeson Shareholder Communications Inc., or GSC, has been retained to assist in the solicitation of proxies under a contract providing for payment of a fee of $7,000 plus reimbursement for its expenses. In addition to solicitations by mail, GSC, or a number of officers and employees of AFC and the Association, may solicit proxies in person, by mail or by telephone, but none of these persons will receive any compensation for their solicitation activities in addition to their regular compensation. Arrangements will also be made with brokerage houses and other custodians, nominees, and fiduciaries for forwarding solicitation material to the beneficial owners of AFC Common Stock held of record by such fiduciaries, and AFC will reimburse them for their reasonable expenses in accordance with the rules of the SEC and The Nasdaq Stock Market.

     Shareholder Proposals

     To be considered for inclusion in AFC's proxy statement and form of proxy relating to the annual meeting of shareholders to be held in 2001, a shareholder proposal, including a recommendation of a director nominee, must be received by the Secretary of AFC at the address set forth on the first page of this Proxy Statement not later than December 11, 2000. Any such proposal will be subject to 17 C.F.R. (S)240.14a-8 promulgated by the SEC under the Exchange Act.

     Notice of Business to be Conducted at an Annual Meeting

     The Bylaws of AFC provide an advance notice procedure for a shareholder to properly bring business before an annual meeting or to nominate any person for election to the Board. The shareholder must give written advance notice to the Secretary of AFC not less than ninety (90) days before the date originally fixed for such meeting; provided, however, that in the event that less than one hundred (100) days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder, to be timely, must be received not later than the close of business on the tenth (10th) day following the date on which AFC's notice to shareholders of the annual meeting date was mailed or such public disclosure was made. The advance notice by shareholders must include the shareholder's name and address, as they appear on AFC's record of shareholders, the class and number of shares of AFC's capital stock that are beneficially owned by such shareholder, a brief description of the proposed business or the names of the person(s) the shareholder proposes to nominate, and, as to business which the shareholder seeks to bring before an annual meeting, the reason for conducting such business at the annual meeting and any material interest of such shareholder in the proposed business. In the case of nominations for election to the Board, certain information regarding the nominee must also be provided. Such nominations and related information would be reviewed by the Nominating Committee of the Board as described in "Committees and Meetings of the Board" on page 7. Nothing in this paragraph shall be deemed to require AFC to include in its proxy statement and proxy relating to an annual meeting any shareholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received or any shareholder nomination.

     Other Matters Which May Properly Come Before the Meeting

     The Board knows of no business which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Shareholders. If, however, other matters are properly brought before the Annual Meeting, the dates by which shareholder proposals and notices of business to be conducted at an Annual Meeting having been previously disclosed, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters as directed by the Board.

     Whether or not you intend to be present at the Annual Meeting, you are urged to return your proxy card promptly. If you are present at the Annual Meeting and wish to vote your shares in person, your proxy may be revoked by voting at the Annual Meeting.

     An additional copy of AFC's annual report on Form 10-K (without exhibits) for the year ended December 31, 1999, as filed with the SEC, will be furnished without charge to any shareholder upon written request to Astoria Financial Corporation, Investor Relations Department, One Astoria Federal Plaza, Lake Success, New York 11042-1085.

                                         By order of the Board of Directors,

                                         /s/ William K. Sheerin

                                         William K. Sheerin
                                         Executive Vice President and Secretary

Lake Success, New York
April 10, 2000

     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                         ASTORIA FINANCIAL CORPORATION

                                REVOCABLE PROXY

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ASTORIA FINANCIAL CORPORATION FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 17, 2000 AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

     The undersigned shareholder of Astoria Financial Corporation hereby authorizes and appoints John M. Graham, Jr., William M. Thomas, Jr. or either of them proxy of the undersigned, with full power of substitution, to attend and act as proxy for the undersigned and to vote as designated below all shares of common stock of Astoria Financial Corporation which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Astoria Financial Corporation, to be held on May 17, 2000 at 9:30 a.m., Eastern time, at the New Hyde Park Inn, 214 Jericho Turnpike, New Hyde Park, New York, 11040, and at any adjournment or postponement thereof.

     (Continued on reverse side. Please complete, sign and date on the reverse side and promptly return in the enclosed postage-paid envelope.)

     The Board of Directors of Astoria Financial Corporation recommends a vote "FOR" all nominees in Proposal No. 1 and "FOR" Proposal No. 2.

                                       [X] Please mark
                                           your votes
                                           like this

1. The election of nominees Gerard C. Keegan, Andrew M. Burger, Denis J. Connors, Thomas J. Donahue and Donald D. Wenk as directors for terms of three years each.

                 FOR                                   WITHHOLD
                 [ ]                                     [ ]

     To withhold authority to vote FOR any particular nominee, line or strike out that nominee's name and then check the appropriate box as to the remaining nominees.

2. The ratification of the appointment of KPMG LLP as independent auditors of Astoria Financial Corporation for the fiscal year ending December 31, 2000.

                FOR                AGAINST              ABSTAIN
                [ ]                  [ ]                  [ ]

     All proposals listed above in this revocable proxy were proposed by Astoria Financial Corporation. Astoria Financial Corporation is not currently aware of any other business that may come before the Annual Meeting. The persons named as proxies herein will vote the shares represented hereby as directed by the Board of Directors of Astoria Financial Corporation upon such other business as may properly come before the Annual Meeting, and any adjournment or postponement thereof, including, without limitation, a motion to postpone or adjourn the Annual Meeting.

     THIS PROXY IS REVOCABLE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL NO. 1 AND FOR PROPOSAL NO. 2.

     The undersigned hereby acknowledges receipt, prior to the execution of this proxy, of a Notice of Annual Meeting of Shareholders of Astoria Financial Corporation, a Proxy Statement dated April 10, 2000 for the Annual Meeting and a 1999 Annual Report on Form 10-K of Astoria Financial Corporation.

Please sign and date below and return promptly in the enclosed postage-paid envelope.

X_________________   X____________________    Date: ___________________, 2000
Please sign name exactly as it appears hereon. If shares are registered in more than one name, all should sign, but if one signs, it binds the others. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

                          ASTORIA FINANCIAL CORPORATION

                         CONFIDENTIAL VOTING INSTRUCTION

        SOLICITED BY THE EMPLOYEE STOCK OWNERSHIP PLAN COMMITTEE, AS PLAN
                                 ADMINISTRATOR,
FOR THE ASTORIA FEDERAL SAVINGS AND LOAN ASSOCIATION EMPLOYEE STOCK OWNERSHIP
                                     PLAN

            As a named fiduciary, the undersigned participant, former participant or beneficiary of a deceased former participant in the Astoria Federal Savings and Loan Association Employee Stock Ownership Plan (the "ESOP") hereby provides the voting instructions hereinafter specified to State Street Bank & Trust Company, the trustee of the ESOP (the "Trustee"), which instructions shall be taken into account by the Trustee in voting, in person, by limited or general power of attorney or by proxy, the shares and fractional shares of common stock of Astoria Financial Corporation that are held by the Trustee, in its capacity as Trustee, as of March 24, 2000, at the Annual Meeting of Shareholders of Astoria Financial Corporation to be held on May 17, 2000 at 9:30 a.m., Eastern time, at the New Hyde Park Inn, 214 Jericho Turnpike, New Hyde Park, New York, 11040, and at any adjournment or postponement thereof.

            As to the proposals listed below which are more particularly described in the Proxy Statement dated April 10, 2000, the Trustee will vote the common stock of Astoria Financial Corporation held by the ESOP Trust to reflect the voting instructions on this Confidential Voting Instruction, in the manner described in the accompanying letter dated April 10, 2000 from the ESOP Committee.

            If the duly executed Confidential Voting Instruction is returned, but no instruction is given, for purposes of providing voting instructions, such shares shall be treated as described in the letter dated April 10, 2000 from the ESOP Committee.

            (Continued on reverse side. Please complete, sign and date on the reverse side and promptly return in the enclosed postage-paid envelope.)

            The Board of Directors of Astoria Financial Corporation recommends a vote "FOR"all nominees in Proposal No. 1 and "FOR" Proposal No. 2. The directions, if any, given in this Confidential Voting Instruction will be kept confidential from all directors, officers and employees of Astoria Financial Corporation or Astoria Federal Savings and Loan Association.



                                                       Please mark
                                                  [X]  your votes
                                                       like this

1.          The election of nominees Gerard C. Keegan, Andrew M. Burger, Denis
            J. Connors, Thomas J. Donahue and Donald D. Wenk as directors for terms of three years each.

                     FOR                               WITHHOLD
                     [ ]                                  [ ]

            To withhold authority to vote FOR any particular nominee, line or strike out that nominee's name and then check the appropriate box as to the remaining nominees.

2. The ratification of the appointment of KPMG LLP as independent auditors of Astoria Financial Corporation for the fiscal year ending December 31, 2000.

                    FOR                 AGAINST         ABSTAIN
                    [ ]                   [ ]             [ ]

            In its discretion, the Trustee is authorized to vote upon such other business as may come before the Annual Meeting and any adjournment or adjournments thereof or to cause such matters to be voted upon in the discretion of the individuals named in any proxies executed by the Trustee.

            All proposals listed above in this Confidential Voting Instruction were proposed by Astoria Financial Corporation.

            The undersigned hereby instructs the Trustee to vote in accordance with the voting instruction indicated above and hereby acknowledges receipt, prior to the execution of this Confidential Voting Instruction, of a Notice of Annual Meeting of Shareholders, a Proxy Statement dated April 10, 2000 for the Annual Meeting and a 1999 Annual Report on Form 10-K of Astoria Financial Corporation.

            Please sign and date below and return promptly in the enclosed postage-paid envelope.

_____________________________________   Date:_____________________  , 2000

Signature of participant, former participant or designated beneficiary of deceased former participant.
Please sign name exactly as it appears herein. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

                         ASTORIA FINANCIAL CORPORATION

                        CONFIDENTIAL VOTING INSTRUCTION

       SOLICITED BY ASTORIA FEDERAL SAVINGS AND LOAN ASSOCIATION, AS PLAN
                                 ADMINISTRATOR,
  FOR THE ASTORIA FEDERAL SAVINGS AND LOAN ASSOCIATION INCENTIVE SAVINGS PLAN

     The undersigned participant, former participant or beneficiary of a deceased former participant in the Astoria Federal Savings and Loan Association Incentive Savings Plan (the "401K Plan") as a named fiduciary hereby provides the voting instructions hereinafter specified to ChaseMellon Shareholder Services, L.L.C., as the designee of Astoria Federal Savings and Loan Association, as Plan Administrator (the "Plan Administrator"), which instructions shall be taken into account in directing the trustee of the 401K Plan (the "Trustee") to vote in person, by limited or general power of attorney or by proxy the shares and fractional shares of common stock of Astoria Financial Corporation that are held by the Trustee, in its capacity as Trustee, as of March 24, 2000, at the Annual Meeting of Shareholders of Astoria Financial Corporation to be held on May 17, 2000 at 9:30 a.m., Eastern time, at the New Hyde Park Inn, 214 Jericho Turnpike, New Hyde Park, New York, 11040, and at any adjournment or postponement thereof.

     As to the proposals listed below which are more particularly described in the Proxy Statement dated April 10, 2000, the Plan Administrator of the 401K Plan, will give voting directions to the Trustee. Such directions will reflect the voting instructions on this Confidential Voting Instruction, in the manner described in the accompanying letter from the Plan Administrator dated April 10, 2000.

     If the duly executed Confidential Voting Instruction is returned, but no instruction is given, for purposes of providing voting instructions, such shares shall be treated as described in the letter from the Plan Administrator dated April 10, 2000.

     (Continued on reverse side. Please complete, sign and date on the reverse side and promptly return in the enclosed postage-paid envelope.)

     The Board of Directors of Astoria Financial Corporation recommends a vote "FOR" all nominees in Proposal No. 1 and "FOR" Proposal No. 2. The directions, if any, given in this Confidential Voting Instruction will be kept confidential from all directors, officers and employees of Astoria Financial Corporation or Astoria Federal Savings and Loan Association.

                                            [X] Please mark
                                                your votes
                                                like this

1. The election of nominees Gerard C. Keegan, Andrew M. Burger, Denis J. Connors, Thomas J. Donahue and Donald D. Wenk as directors for terms of three years each.

                 FOR                                   WITHHOLD
                 [ ]                                      [ ]

     To withhold authority to vote FOR any particular nominee, line or strike out that nominee's name and then check the appropriate box as to the remaining nominees.

2. The ratification of the appointment of KPMG LLP as independent auditors of Astoria Financial Corporation for the fiscal year ending December 31, 2000.

                FOR                AGAINST             ABSTAIN
                [ ]                  [ ]                  [ ]


     In its discretion, the Trustee is authorized to vote upon such other business as may come before the Annual Meeting and any adjournment or postponement thereof or to cause such matters to be voted upon in the discretion of the individuals named in any proxies executed by the Trustee.

     All proposals listed above in this Confidential Voting Instruction were proposed by Astoria Financial Corporation.

     The undersigned hereby instructs the Plan Administrator to direct the Trustee to vote in accordance with the voting instruction indicated above and hereby acknowledges receipt, prior to execution of this Confidential Voting Instruction, of a Notice of Annual Meeting of Shareholders, a Proxy Statement dated April 10, 2000 for the Annual Meeting and a 1999 Annual Report on Form 10-K of Astoria Financial Corporation.

     Please sign and date below and return promptly in the enclosed postage-paid envelope.

______________________________________  Date:____________________________, 2000
Signature of participant, former participant or designated beneficiary of deceased former participant.
Please sign name exactly as it appears herein. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

                         ASTORIA FINANCIAL CORPORATION

                        CONFIDENTIAL VOTING INSTRUCTION

SOLICITED BY THE EMPLOYEE STOCK OWNERSHIP PLAN COMMITTEE, AS PLAN ADMINISTRATOR,
                   FOR THE LISB EMPLOYEE STOCK OWNERSHIP PLAN

     The undersigned participant, former participant, beneficiary of a deceased former participant or alternative payee in The LISB Employee Stock Ownership Plan (the "ESOP") as a named fiduciary hereby provides the voting instructions hereinafter specified to CG Trust Company, the trustee of the ESOP (the "Trustee"), which instructions shall be taken into account by the Trustee in voting, in person, by limited or general power of attorney or by proxy, the shares and fractional shares of common stock of Astoria Financial Corporation that are held by the Trustee, in its capacity as Trustee, as of March 24, 2000, at the Annual Meeting of Shareholders of Astoria Financial Corporation to be held on May 17, 2000 at 9:30 a.m., Eastern time, at the New Hyde Park Inn, 214 Jericho Turnpike, New Hyde Park, New York, 11040, and at any adjournment or postponement thereof.

     As to the proposals listed below which are more particularly described in the Proxy Statement dated April 10, 2000, the Trustee will vote the common stock of Astoria Financial Corporation held by the ESOP Trust to reflect the voting instructions received by the Trustee from ChaseMellon Shareholder Services, LLC. in the manner described in the accompanying letter dated April 10, 2000 from the ESOP Committee.

     If the duly executed Confidential Voting Instruction is returned, but no instruction is given, for purposes of providing voting instructions, such shares shall be treated as described in the letter dated April 10, 2000 from the ESOP Committee.

     (Continued on reverse side. Please complete, sign and date on the reverse side and promptly return in the enclosed postage-paid envelope.)

     The Board of Directors of Astoria Financial Corporation recommends a vote "FOR"all nominees in Proposal No. 1 and "FOR" Proposal No. 2. The directions, if any, given in this Confidential Voting Instruction will be kept confidential from all directors, officers and employees of Astoria Financial Corporation or Astoria Federal Savings and Loan Association.

                                       [X] Please mark
                                           your votes
                                           like this

1. The election of nominees Gerard C. Keegan, Andrew M. Burger, Denis J. Connors, Thomas J. Donahue and Donald D. Wenk as directors for terms of three years each.

                 FOR                                   WITHHOLD
                 [ ]                                     [ ]

     To withhold authority to vote FOR any particular nominee, line or strike out that nominee's name and then check the appropriate box as to the remaining nominees.

2. The ratification of the appointment of KPMG LLP as independent auditors of Astoria Financial Corporation for the fiscal year ending December 31, 2000.

                 FOR               AGAINST             ABSTAIN
                 [ ]                 [ ]                 [ ]

     All proposals listed above in this Confidential Voting Instruction were proposed by Astoria Financial Corporation.

     The undersigned hereby instructs the Trustee to vote in accordance with the voting instruction indicated above and hereby acknowledges receipt, prior to the execution of this Confidential Voting Instruction, of a Notice of Annual Meeting of Shareholders, a Proxy Statement dated April 10, 2000 for the Annual Meeting and a 1999 Annual Report on Form 10-K of Astoria Financial Corporation.

     Please sign and date below and return promptly in the enclosed postage-paid envelope.

__________________________________________    Date:__________________, 2000
Signature of participant, former participant, designated beneficiary of deceased former participant or alternative payee under a Qualified Domestic Relations Order.
Please sign name exactly as it appears herein. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

                          ASTORIA FINANCIAL CORPORATION

                         CONFIDENTIAL VOTING INSTRUCTION

      SOLICITED BY ASTORIA FEDERAL SAVINGS AND LOAN ASSOCIATION, AS PLAN
        ADMINISTRATOR, FOR THE LONG ISLAND SAVINGS BANK 401(K) SAVINGS
                                     PLAN

            The undersigned participant, former participant, beneficiary of a deceased former participant or alternate payee in The Long Island Savings Bank 401(k) Savings Plan (the "401K Plan") as a named fiduciary hereby provides the voting instructions hereinafter specified to ChaseMellon Shareholder Services, L.L.C., as the designee of Astoria Federal Savings and Loan Association, as Plan Administrator (the "Plan Administrator"), which instructions shall be taken into account by the trustee of the 401K Plan (the "Trustee") in voting in person, by limited or general power of attorney or by proxy the shares and fractional shares of common stock of Astoria Financial Corporation that are held by the Trustee, in its capacity as Trustee, as of March 24, 2000, at the Annual Meeting of Shareholders of Astoria Financial Corporation to be held on May 17, 2000 at 9:30 a.m., Eastern time, at the New Hyde Park Inn, 214 Jericho Turnpike, New Hyde Park, New York, 11040, and at any adjournment or postponement thereof.

            As to the proposals listed below which are more particularly described in the Proxy Statement dated April 10, 2000, the 401K Plan Administrator's designee will give voting directions to the Trustee. Such directions will reflect the voting instructions on this Confidential Voting Instruction, in the manner described in the accompanying letter from the Plan Administrator dated April 10, 2000.

            If the duly executed Confidential Voting Instruction is returned, but no instruction is given, for purposes of providing voting instructions, such shares shall be treated as described in the letter from the Plan Administrator dated April 10, 2000.

            (Continued on reverse side. Please complete, sign and date on the reverse side and promptly return in the enclosed postage-paid envelope.)

            The Board of Directors of Astoria Financial Corporation recommends a vote "FOR" all nominees in Proposal No. 1 and "FOR" Proposal No. 2. The directions, if any, given in this Confidential Voting Instruction will be kept confidential from all directors, officers and employees of Astoria Financial Corporation or Astoria Federal Savings and Loan Association.


                                                       Please mark
                                                  [X]  your votes
                                                       like this

1.          The election of nominees Gerard C. Keegan, Andrew M. Burger, Denis
            J. Connors, Thomas J. Donahue and Donald D. Wenk as directors for terms of three years each.

                     FOR                               WITHHOLD
                     [ ]                                  [ ]

            To withhold authority to vote FOR any particular nominee, line or strike out that nominee's name and then check the appropriate box as to the remaining nominees.

2. The ratification of the appointment of KPMG LLP as independent auditors of Astoria Financial Corporation for the fiscal year ending December 31, 2000.


                    FOR                 AGAINST         ABSTAIN
                    [ ]                   [ ]             [ ]



            All proposals listed above in this Confidential Voting Instruction were proposed by Astoria Financial Corporation.

            The undersigned hereby instructs the Plan Administrator to direct the Trustee to vote in accordance with the voting instruction indicated above and hereby acknowledges receipt, prior to execution of this Confidential Voting Instruction, of a Notice of Annual Meeting of Shareholders, a Proxy Statement dated April 10, 2000 for the Annual Meeting and a 1999 Annual Report on Form 10-K of Astoria Financial Corporation.

            Please sign and date below and return promptly in the enclosed postage-paid envelope.

______________________________________   Date:___________________ , 2000
Signature of participant, former participant, designated beneficiary of deceased former participant or alternate payee under a Qualified Domestic Relations Order. Please sign name exactly as it appears herein. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.